Exhibit 99.2

Rennova Health Interview

CEO Seamus Lagan on Uptick Newswire July 2021

Speakers: Everett Jolly and Seamus Lagan

Jolly: Before we get started with the show today, I’d like to thank one of our new sponsors, the otcexchange.com. It is the first aggregated news service site. It provides you with all of the information you need to make informed decisions on penny stocks. That is the otcexchange.com. On today’s show I’m bringing back a returning guest, it has been a little while. The last time he was on the show was back in December of 2020. We’re talking about no other than Rennova Health, Inc. They trade on the OTC Markets under the ticker symbol RNVA, and joining us today all the way from Ireland is the CEO of the company, Mr. Seamus Lagan. Seamus, how are you doing buddy?

Lagan: Hey, Everett. I’m good, thank you. Looking forward to the end of these travel bans.

Jolly: I know, you’re stuck over there and as soon as you can get back over to the states, I know that you will. That being said, now that the second quarter is over, can you give us an indication of how that looked and do you expect to file your 10-Q on time in mid-August?

Lagan: The first quarter was very difficult, kind of the tail end of the pandemic, if you like. The second quarter for us, Everett, has been a stabilization of the existing business. I believe we are doing very well with that stabilization. In-patient services at the hospital reopened after being closed in the first quarter. Outside of the business, there was quite a lot of activity in our capital markets. We had a significant reduction in our convertible shares, which obviously led to an exhaustion of our common stock, but it’s still a direction that we want to keep moving forward in to get back to a period where there is not that much convertible stock out there. Look, we’re a long way off being there but we did make a lot of progress in the second quarter. With regards to timing, we’ve made some changes to our financial team that will help us and currently we are well on schedule with numbers and closing out month-ends and we do expect to file on time before the 15th of August it’s due, so yes.

Jolly: You mentioned a reduction in convertible stock as part of your previous answer, and I see the fillings for a reverse split in the near future. Do you see the continuing issues of additional shares to meet your obligations moving forward?

Lagan: For the foreseeable, yes. As you used the word obligations, we do have obligations under debt instruments and preferred shares. But, like I said, there has been a significant reduction and who knows what the second half of the year will bring, but I think we are getting to a stage where an exit is on the horizon. It will be good for all of us, for all of our shareholders when we reach that point and it’ll make capital much easier, and hopefully much cheaper. Our current investment bankers have supported us financially through a very difficult period of time and we look forward to them having a successful exit as well from their investment.

Jolly: You recently put out a press release about announcing the completion of the software division separation. I know you’ve been working on that for a long time. Do you remain confident that the division will be successful? And when will Rennova shareholders benefit from that success?

Lagan: We’re very confident in the success of that division, Everett. Honestly, it took too long to get separated, particularly in the current environment where technology and software solutions are key to the success of almost all businesses across the board, specifically healthcare. So, we’re very confident in what that company can achieve. It has a very exciting product under the belt, on top of its core products that are already fully developed. There will be information on that made available. We have worked on that for a long time and that separation is now complete, and we expect to complete the name change in the near future of VisualMed to InnovaQor and the business will be rebranded and operate under InnovaQor. The plan remains the same and Rennova Health is receiving preferred shares in the entity. Once that company is fully reporting and we can complete the registration statement, we intend to, I’m not sure if it’s a distribution or a dividend, that’s up to the legal and accounting teams, but we intend to make sure that Rennova shareholders do receive shares in that entity and participate in its success.

Jolly: It’s been a little while since you’ve been on the show, almost nine months. Any thoughts before I let you go? Takeaways from the last nine months?

Lagan: Our filings disclose the difficulties that we have coming out of the period of the pandemic. Like I said before, Everett, we’re still here. Many have not made it through but we continue to work for the benefit of everybody here, and I still believe very firmly that the longer-term outcome of this company will be significant and profitable for all.

Jolly: Rennova Health is the company that we’re highlighting here today on Stock Day. You can find them on the OTC Markets under the ticker symbol ‘RNVA’. Seamus, I want to thank you for coming back on the show and bringing us up-to-date. I wish you nothing but the best out there and hopefully you’ll get back over here to the states as soon as possible.

Lagan: I look forward to it and I’m glad to have a very capable management team on the ground. Obviously, again, technology makes being remote a little easier. Thank you, Everett.

Jolly: Thank you sir.